BIDFISH.COM, INC.
2591 Dallas Parkway - Suite 102
Frisco, Texas 75034
                                                                                                                                          Tele: 972.963.0000

January 17, 2012

Kevin B. Halter, Jr.
2591 Dallas Parkway - Suite 102
Frisco, Texas 75034

 Letter Agreement
Re:	Burns and Meyers Leases, Clay County, Texas

Gentlemen:

This will serve to memorialize our oral agreement with respect to the captioned Oil and Gas Leases. It is agreed that Kevin B. Halter, Jr. ("Halter"), through a limited partnership to be formed, Halter Oil & Gas, L.P. ("Halter, L.P."), will develop said Leases by drilling wells on specified, platted, drill sites on said Leases within the next two years. These wells are to be drilled at locations set forth on platted sites to be specified by Halter, L.P. The wells will be drilled to a target depth of approximately 6,000 feet. If tested as capable of commercial production, the wells will be completed and put into production.

We represent to you that we are, or will be in the near future, the owner of 100% of the working interest in the Leases, including the platted sites once identified, and that the working interest equals 75% of total production. We agree to assign to Halter, L.P., a working interest equal to 60% of the 75% working interest owned by us, or 45% of total production at the time of drilling, testing and completion of each of the wells to be drilled and completed. We will record such assignment with Clay County, Texas, without delay and will promptly provide a copy of such recorded documents to you.

If this properly reflects our agreement, please sign and return one copy of this letter to us.

Sincerely,

/s/ KEVIN B. HALTER, JR.
Kevin B. Halter, Jr.
President

ACCEPTED AND AGREED:

/s/ KEVIN B. HALTER, JR.
Kevin B. Halter on behalf of
Halter Oil & Gas, L.P.